Exhibit 99.1

Bio-Path Holdings to Present Data at the 2017 AACR Annual Meeting

HOUSTON—March 10, 2017 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming poster presentation at the 2017 American Association for Cancer Research (AACR) Annual Meeting, taking place from April 1-5, 2017 in Washington D.C. Dr. Ana Tari Ashizawa, Director of Research at Bio-Path, will present preclinical data of BP1002 (Liposomal Bcl2 antisense), the Company’s second drug candidate, for the treatment of aggressive non-Hodgkin's lymphoma.

Details for the poster presentation are as follows:

Date: Wednesday, April 5, 2017

Presentation Time: 8:00 am – 12:00 pm Eastern Time

Location: Walter E. Washington Convention Center

Session: Gene and Vector Based Therapy, Section 3

Abstract: 5091

Title: “Activity of Bcl-2 antisense therapeutic in aggressive non-Hodgkin's lymphoma” (Link to abstract)

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369